UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 27, 2011

LIBERTY STAR URANIUM & METALS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-50071	90-0175540
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5610 E. Sutler Lane, Tucson, Arizona 85712
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code	520-731-8786

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Director

Effective January 27, 2011, William Cavalier has resigned as a director of our company to pursue other business interests.

On the same date, we appointed Eduardo Othon to our board of directors.  Eduardo Othon will continue as the Vice President of the Company with a new title, Vice President of Global Business Development.  We have also appointed Larry Liang, a director of our company, as Executive Vice President.

Eduardo Othon

Mr. Othon joined Liberty Star in January, 2010. He is the founder and President of Global Solutions LLC, a Tucson-based business development consulting firm and has participated in numerous transactions between international clients and Mexican mining concerns. Mr. Othon is a dual citizen of the US and Mexico. He holds a Bachelor of Art in Psychology from the University of Arizona.

Larry Liang

Mr. Liang has a strong background in international business development both in China and the United States. As a banker and real estate broker, Mr. Liang has negotiated multi-million dollar transactions for Chinese, American and other international clients. His current focus is on entrepreneurial projects that will utilize his expertise in public and private mergers and acquisitions, joint ventures and strategic alliances. Previously, Mr. Liang had practiced corporate law for the Tian Lun Law Firm, one of southern China’s largest law firms. He holds law degrees from the Southwest University of Political Science and Law, Chong Qing, China and from the James E. Rogers College of Law, University of Arizona, Tucson, Arizona.

Family Relationships

There are no family relationships between either of Eduardo Othon and Larry Liang and any of our other directors and officers.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits
99.1	News Release dated January 27, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY STAR URANIUM & METALS CORP.

By:  /s/ James Briscoe
James Briscoe, President and Director
Date: February 3, 2011